FORM 4

     [ ] Check this box if no              ------------------------------------
     longer subject to Section                        OMB APPROVAL
     16. Form 4 or Form 5                  ------------------------------------
     obligations may continue.              OMB Number                3235-0287
     See Instruction 1(b)                   Expires:          December 31, 2001
                                            Estimated average burden hours
                                            per response ...................0.5
                                           ------------------------------------


                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549


                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP


     Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

(Print or Type Response)
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 1. Name and Address of Reporting Person

     Levich                           Eugene
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     (Last)                          (First)                     (Middle)

     235 W 76th Street, Apt. 8-D
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                                    (Street)

     New York                         NY                          10023
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     (City)                         (State)                       (Zip)


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 2. Issuer Name and Ticker or Trading Symbol

   Constellation 3D, Inc.           (CDDD)
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 3. I.R.S. Identification Number of Reporting
    Person, if an entity (voluntary)
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 4. Statement for Month/Year           |  5. If Amendment, Date of
                                       |     Original (Month/Year)
    12/00                              |
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 6. Relationship of Reporting Person(s) to Issuer (Check all applicable)

        [  X  ]  Director                    [    ]  10% Owner

        [  X  ]  Officer                     [    ]  Other (specify below)
                 (give title below)

        President and Chief Executive Officer
        ---------------------------------- ---------------------------------
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 7. Individual or Joint/Group Filing (Check Applicable Line)

     X  Form filed by One Reporting Person
    ---
        Form filed by More than One Reporting Person
    ---

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TABLE I - Non-Derivative Securities Acquired, Disposed of or Beneficially Owned
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1. Title of Security              |  2. Transaction Date      | 3. Transaction Code     | 4. Securities Acquired (A) or Disposed
   (Instr. 3)                     |     (Month/Day/Year)      |    (Instr. 8)           |    of (D) (Instr. 3, 4 and 5)
                                  |                           |                         |
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                                  |                           |     Code    |     V     |      Amount    |   (A) or|     Price
                                  |                           |             |           |                |   (D)   |
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 Common Stock                     |        12/28/00           |      P      |           |        400     |    A    |     $4.005
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1. Title of Security              | 5. Amount of Securities   | 6. Ownership Form:      | 7. Nature of Indirect Beneficial
   (Instr. 3)                     |    Beneficially Owned at  |    Direct (D) or        |    Ownership (Instr. 4)
                                  |    End of Month           |    Indirect (I)         |
                                  |    (Instr. 3 and 4)       |    (Instr. 4)           |
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 Common Stock                     |         1,500             |        D                |
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
* If the form is filed by more than one reporting person, see Instruction
4(b)(v).
                                                                Page 1 of 2
                                                              SEC 1474 (3-99)

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TABLE II - Derivative Securities Acquired, Disposed of, or Beneficially Owned
           (e.g., puts, calls, warrants, options, convertible securities)
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1. Title of Derivative Security  |  2. Conversion or         | 3. Transaction Date     | 4. Transaction | 5. Number of Derivative
   (Instr. 3)                    |     Exercise Price of     |    (Month/Day/Year)     |    Code (Instr.|    Securities Acquired
                                 |     Derivative Security   |                         |    8)          |    (A) or Disposed of (D)
                                 |                           |                         |                |    (Instr. 3, 4 and 5)
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                                 |                           |                         |  Code  |   V   |     (A)     |    (D)
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                                 |                           |                         |        |       |             |
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                                 |                           |                         |        |       |             |
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                                 |                           |                         |        |       |             |
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                                 |                           |                         |        |       |             |
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                                 |                           |                         |        |       |             |
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                                 |                           |                         |        |       |             |
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                                 |                           |                         |        |       |             |
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                                 |                           |                         |        |       |             |
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                                 |                           |                         |        |       |             |
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                                 |                           |                         |        |       |             |
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                                 |                           |                         |        |       |             |
===================================================================================================================================

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1. Title of Derivative Security  | 6. Date Exercisable and      | 7. Title and Amount of Underlying    | 8. Price of Derivative
   (Instr. 3)                    |    Expiration Date           |    Securities (Instr. 3 and 4)       |    Security (Instr. 5)
                                 |    (Month/Day/Year)          |                                      |
                                 |                              |                                      |
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                                 |    Date       | Expiration   |                |   Amount or Number  |
                                 | Exercisable   |    Date      |     Title      |     of Shares       |
                                 |               |              |                |                     |
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                                 |               |              |                |                     |
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                                 |               |              |                |                     |
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                                 |               |              |                |                     |
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                                 |               |              |                |                     |
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                                 |               |              |                |                     |
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                                 |               |              |                |                     |
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                                 |               |              |                |                     |
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                                 |               |              |                |                     |
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                                 |               |              |                |                     |
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                                 |               |              |                |                     |
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                                 |               |              |                |                     |
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                                 |               |              |                |                     |
===================================================================================================================================

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1. Title of Derivative Security  | 9. Number of Derivative      | 10. Ownership Form of Derivative     | 11. Nature of Indirect
   (Instr. 3)                    |    Securities Beneficially   |     Security: Direct (D) or          |     Beneficial Ownership
                                 |    Owned at End of Month     |     Indirect (I) (Instr. 4)          |     (Instr. 4)
                                 |    (Instr. 4)                |                                      |
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                                 |                              |                                      |
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===================================================================================================================================

Explanation of Responses:








** Intentional misstatements or omissions of facts constitute Federal Criminal
   Violations.
   See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

      /S/  Eugene Levich                                     January 2, 2000
------------------------------------                       -------------------
  **Signature of Reporting Person                                  Date

             Eugene Levich

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.



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                                                                 SEC 1474 (3-99)